Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The General Dynamics Corporation Audit Committee
The General Dynamics Corporation 401(k) Plan 4.5:
We consent to the incorporation by reference in the registration statements (Nos. 333‑107901 and 333-186575) on Form S-8 of General Dynamics Corporation of our report dated June 14, 2019, with respect to the Statements of Net Assets Available for Benefits of the General Dynamics Corporation 401(k) Plan 4.5 as of December 31, 2018 and 2017, the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2018, and the related notes, and the supplemental schedules of Schedule G - Financial Transaction Schedules for the year ended December 31, 2018, Schedule H, Line 4(a) - Schedule of Delinquent Participant Contributions for the year ended December 31, 2018, and Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2018, which report appears in the December 31, 2018 annual report for Form 11-K of the General Dynamics Corporation 401(k) Plan 4.5.

/s/ KPMG LLP
McLean, Virginia
June 14, 2019